UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 16, 2005

TERRA INDUSTRIES INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Maryland	1-8520	52-1145429
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terra Centre

600 Fourth Street, P.O. Box 6000

Sioux City, Iowa 51102-6000

(712) 277-1340

(Address of Principal Executive Offices, including Zip Code)

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(b) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Terra has accepted the resignations of Philip M. Baum and Ben L. Keisler as directors effective February 16, 2005. Mr. Baum, who is the Chief Executive Officer of the Ferrous Metals and Industries Division of Anglo American plc, has served as a director since 2003 and Mr. Keisler, Executive Vice President and General Counsel of Anglo American plc, has served as a director since 2002. Neither person is resigning because of a disagreement with Terra.

ITEM 5.02(d) Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective February 16, 2005, the board of directors of Terra fixed its number at 6, decreasing its size by 1. In addition, the board of directors of Terra duly elected Mr. Peter S. Janson as a director to fill the vacancy. Mr. Janson will serve until the annual meeting of shareholders of Terra in 2005. Mr. Janson has also been appointed to serve on the audit committee and the compensation committee of the board of directors.

ITEM 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 18, 2005, Terra filed Articles Supplementary with the State of Maryland providing that Terra had elected by resolution of its board of directors to become subject to Sections 3-803, 3-804 and 3-805 of the Maryland General Corporation Law (the “governance measures”). The governance measures provide:

(1) for a classified board of directors;

(2) that a director may be removed only by the affirmative vote of at least two-thirds of all the votes entitled to be cast by the shareholders generally in the election of directors;

(3) that, in the event of a vacancy on the board of directors for any reason, such vacancy will be filled by the board of directors and the substitute director will serve for the remainder of the term of the replaced director;

(4) that the number of directors may only be fixed by the board of directors; and

(5) that Terra’s corporate secretary may call a special meeting of shareholders only on the written request of the shareholders entitled to cast at least a majority of all votes entitled to be cast at the meeting.

Following the adoption of the governance measures, the board of directors has been divided into three classes serving staggered three year terms and assigned the terms of office required by Maryland law. The terms of office of the two directors assigned to class I expire at the next annual meeting of Terra’s shareholders, the terms of office of the two directors assigned to class II continue until the annual meeting in 2006, and the term of office of the two directors assigned to class III continue until the annual meeting in 2007. The directors in each class are set forth below:

Class I:

Michael L. Bennett

Peter S. Janson

Class II:

Martha O. Hesse

Henry R. Slack

Class III:

David E. Fisher

Dod A. Fraser

Terra’s board of directors believes that the adoption of the governance measures is advantageous to Terra because it will help protect shareholders from unsolicited, potentially coercive or abusive takeover tactics and efforts to acquire control of Terra at a price or on terms that are not in the best interests of all shareholders. In accordance with Maryland law, when there is a classified board shareholders may remove directors only for cause, unless the articles of incorporation otherwise provide. Terra’s charter does not contain a provision regarding the removal of directors, although the by-laws permitted removal without cause. As a result, the effect of the adoption of the governance measures is that shareholders will no longer have the ability to remove a director without cause prior to the expiration of his or her current term.

The adoption of the governance measures is not the result of or in response to any specific effort to acquire control of Terra. Neither the board of directors nor management has any knowledge of any effort to accumulate Terra’s securities or to obtain control of Terra by means of a merger, tender offer, solicitation in opposition to management or otherwise.

The Articles Supplementary which adopt the governance measures are attached hereto as Exhibit 3.1.

ITEM 9.01(c) Exhibits.

Exhibit 3.1 - Terra Articles Supplementary filed with the State of Maryland on February 18, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TERRA INDUSTRIES INC.

/s/ Mark A. Kalafut
Mark A. Kalafut Vice President, General Counsel and Corporate Secretary

Date: February 18, 2005

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